Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial data presented below is derived from the historical consolidated financial statements of the Company and the historical financial statements of Mark Twain Casino, L.L.C., St. Joseph Riverboat Partners and Southern Iowa Gaming Company and its subsidiary (the former owners of Mark Twain, St. Jo and Lakeside Iowa, respectively), which are included in this report. The unaudited pro forma condensed combined balance sheet information is presented on an as adjusted basis as if the borrowings under the Company’s amended credit facility in respect of the Grace Acquisition and the Grace Acquisition had occurred on December 31, 2004. The unaudited pro forma condensed combined statements of operations information is presented on an as adjusted basis as if the borrowings under the Company’s amended credit facility in respect of the Grace Acquisition and Grace Acquisition had occurred on January 1, 2004. The Company believes this information is important in evaluating the future operations and impact of the Grace Acquisition and the borrowings under the amended credit facility in respect of the Grace Acquisition.

The unaudited pro forma condensed combined financial statements contained in this report use the purchase method of accounting, with the Company treated as the acquirer. The amended purchase price for the Grace Acquisition was approximately $266.8 million. The pro forma adjustments are based on currently available information and upon assumptions that the Company believes are reasonable under the circumstances. A final determination of the allocation of the purchase price to the assets acquired and the liabilities assumed has not been made, and the allocation reflected in the unaudited pro forma condensed combined financial statements should be considered preliminary and is subject to the completion of a more comprehensive valuation of the assets acquired and liabilities assumed. The final allocation of purchase price could differ from the pro forma allocation included herein. Amounts preliminarily allocated to intangible assets may change significantly, and amortization methods and useful lives may differ from the assumptions that we used in this unaudited pro forma condensed combined financial information, any of which could result in a material change in depreciation and amortization expense.

You should read the following pro forma statements in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes contained in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986. Under those provisions, the owners of the Company pay income taxes on its taxable income. Accordingly, a provision for income taxes is not included in the Company’s financial data.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only. They do not purport to represent what the results of operations and financial position of the Company would have been had the Grace Acquisition and related transactions actually occurred as of the dates indicated, and they do not purport to project or predict the future results of operations or financial position of the Company.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

	Herbst Gaming, Inc. Historical	Mark Twain Casino, L.L.C. Historical	St. Joseph Riverboat Partners Historical	Southern Iowa Gaming Company Historical	Grace Acquisition Adjustments		Refinancing Adjustments		Pro Forma As Adjusted
	(in thousands)
Revenues
Route operations	$293,244	$—	$—	$—	$—		$—		$293,244
Casino operations	91,254	28,525	25,689	63,293	—		—		208,761
Other	3,628	43	335	300	—		—		4,306

Total revenues	388,126	28,568	26,024	63,593	—		—		506,311
Less promotional allowances	(12,514)	(634)	(466)	(1,433)	—		—		(15,047)

Net revenues	375,612	27,934	25,558	62,160	—		—		491,264

Costs and expenses
Route operations	227,929	—	—	—	—		—		227,929
Casino operations	56,331	16,729 (7)	16,525 (7)	38,622 (7)	—		—		128,207
General and administrative	14,366	2,495	2,068	1,628	(2,327	)(1)	—		18,230
Depreciation and amortization	26,667	1,788	1,492	2,822	320	(2)	(278	)(5)	32,811
Loss on lease termination	600	—	—	—	—		—		600

Total costs and expenses	325,893	21,012	20,085	43,072	(2,007)		(278)		407,777

Income from operations	49,719	6,922	5,473	19,088	2,007		278		83,487

Other income (expenses)
Interest expense, net of capitalized interest	(20,849)	(455)	(82)	(957)	(15,630	)(3)	3,557	(6)	(34,416)
Interest income	353	22	28	98	(148	)(4)	—		353
Use tax settlement	—	—	—	300	(300	)(8)	—		—
Loss on early retirement of debt	(37,991)	—	—	—	—		—		(37,991)

Total other income (expense)	(58,487)	(433)	(54)	(559)	(16,078)		3,557		(72,054)

Net income (loss)	$(8,768)	$6,489	$5,419	$18,529	$(14,071)		$3,835		$11,433

(1)          Represents the elimination of $1,628 in management fees expensed at Southern Iowa Gaming Company and $699 in management fees expensed at Mark Twain Casino, L.L.C. Since the acquisition is an asset purchase, Herbst Gaming, Inc. will not be assuming any of the overhead costs of the parent and does not believe there will be material additional corporate overhead costs incurred in connection with the acquired assets.

(2)          Represents the elimination of $89 in amortization that was included in the expenses of Southern Iowa Gaming Company, $362 included in amortization of Mark Twain Casino, L.L.C. and $9 included in amortization of St. Joseph Riverboat Partners. None of these loan amortization costs will be assumed by Herbst Gaming, Inc. Reflects estimated amortization of $780 on loan fees related to the acquisition.

(3)          Represents the elimination of $957 in interest expense that was included in the expenses of Southern Iowa Gaming Company, $455 included in the interest expenses of Mark Twain Casino, L.L.C. and $82 included in the interest expenses of St. Joseph Riverboat Partners. Since the acquisition is an asset purchase, Herbst Gaming, Inc. will not be assuming any of the interest bearing debts of these entities. Reflects estimated interest expense of $17,124 on the additional debt related to the financing of the acquisition, assuming an average interest rate of 6.20%.

(4)          Represents the elimination of interest income on idle cash of $98 from Southern Iowa Gaming Company, $22 from Mark Twain Casino, L.L.C. and $28 from St. Joseph Riverboat Partners, which is excluded from acquired assets.

(5)          Represents the net change in loan fee amortization of Herbst Gaming, Inc. as a result of the refinancing of substantially all its debt in June 2004. The amount of amortization eliminated was $1,242 and the amount of amortization added was $964.

(6)          Represents the net change in interest expense of Herbst Gaming, Inc. as a result of the refinancing of substantially all its debt in June 2004. Interest was reduced from $20,849 to $17,292 on a pro forma basis.

(7)          Casino operating costs and expenses combine both departmental and cost of goods sold expenses for all three acquired entities.

(8)          Represents a tax settlement at Southern Iowa Gaming Company not included in the operations acquired by Herbst Gaming, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2004

	Herbst Gaming, Inc. Historical	Mark Twain Casino, L.L.C. Historical	St. Joseph Riverboat Partners Historical	Southern Iowa Gaming Company Historical	Grace Acquisition Adjustments(1)		Pro Forma As Adjusted
	(in thousands)
Assets
Current Assets
Cash and cash equivalents	$138,172	$4,021	$4,554	$10,639	$(102,788)		$54,598
Accounts receivable, net	1,281	14	636	178	(828)		1,281
Notes and loans receivable	411	—	—	—	—		411
Prepaid expenses and other	5,182	394	200	491	(1,085)		5,182
Inventory	1,080	63	104	133	—		1,380

Total current assets	146,126	4,492	5,494	11,441	(104,701)		62,852
Property and equipment, net	107,205	12,006	14,105	36,557	(215)		169,658
Lease acquisition costs, net	51,394	—	—	—	—		51,394
Other intangible assets	—	—	5,460	—	203,087	(4)	208,547
Due from related parties	161	—	—	—	—		161
Other assets, net	13,545	—	—	—	—		13,545

Total assets	$318,431	$16,498	$25,059	$47,998	$98,171		$506,157

Liabilities and stockholders’ equity (deficiency)
Current liabilities
Current portion of long-term debt	$154	$—	$—	$15,600	$(14,600	)(3)	$1,154
Accounts payable	5,733	576	371	1,080	(2,027)		5,733
Accrued expenses	8,896	1,050	1,096	2,586	(3,006)		10,622
Due to related parties	36	—	—	—	—		36

Total current liabilities	14,819	1,626	1,467	19,266	(19,633)		17,545

Long-term debt, less current portion	333,258	—	—	—	185,000	(3)	518,258
Other liabilities	1,118	—	—	163	(163)		1,118
Stockholders’ equity (deficiency)
Common stock (no par value; 2,500 shares authorized; 300 shares issued and outstanding)	2,368	—	—	10,000	(10,000)		2,368
(Accumulated deficit) retained earnings	(34,763)	14,872	23,592	18,569	(57,033)		(34,763)
Additional paid-in capital	1,631	—	—	—	—		1,631

Total stockholders’ equity	(30,764)	14,872	23,592	28,569	(67,033)		(30,764)

Total liabilities and stockholders’ equity (deficiency)	$318,431	$16,498	$25,059	$47,998	$98,171		$506,157

(1)          The allocation of the amended purchase price, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date of the acquisition, is as follows:

Estimated Fair Market Value of assets acquired (in thousands)

Cash	$7,226	(2)
Inventory	300
Property plant and equipment	62,453
Intangibles	208,547

Estimated Fair Market Value of liabilities assumed (in thousands)

Accrued expenses	$(1,726	)(2)
Total Cash Purchase Price	276,800

The amounts also reflect the elimination of assets and liabilities of Southern Iowa Gaming Co., Mark Twain Casino, L.L.C. and St. Joseph Riverboat Partners which are excluded from the asset acquisition.

(2)          Cash is adjusted for $5,500 in cash on hand pursuant to the Grace asset purchase agreement and an amount equal to assumed liabilities for player’s club, progressive jackpots and outstanding chips and tokens. The liabilities assumed at Southern Iowa Gaming Co. were $793, at Mark Twain Casino, L.L.C. were $444 and at St. Joseph Riverboat Partners were $489. Cash is also adjusted for $90,800 used to consummate the Grace Acquisition.

(3)          Includes addition of $185,000 in debt in connection with the acquisition of the casino assets pursuant to the Grace Acquisition.

(4)          Includes the excess of the purchase price over the estimated fair value of assets and liabilities assumed.